Exhibit 10.15

PEOPLES NEIGHBORHOOD BANK’S EXECUTIVE CASH BONUS PLAN

WHEREAS, Peoples Financial Services Corp. (“Corporation”) and Peoples Neighborhood Bank (“Bank”) designed their compensation program to provide a competitive base salary as well as provide incentives to executive officers to effectively lead and manage the Corporation and Bank and implement their growth strategies;

WHEREAS, the Corporation and Bank believe that executive compensation should be closely aligned with the long-term interests of shareholders and with corporate goals and strategies, should include significant performance-based criteria related to long term shareholder value, and should reflect upside potential and downside risk; and

WHEREAS, the Corporation and Bank believe that the implementation of a Cash Bonus Plan (“Plan”) will create a strong and objective link between executive compensation and shareholder value creation.

NOW THEREFORE, in consideration of the premises above and the covenants herein contained, and intending to be legally bound, the Bank agrees as follows

1. Term. The Plan shall be deemed effective as of January 1, 2011. The Plan may be terminated by the Board of Directors of the Bank at any time. The Plan Year shall be a calendar year.

2. Committee. The Plan shall be administered by a committee composed of the non-employee directors of the Compensation Committee of the Corporation and Bank (“Committee”). The Committee shall be vested with full authority to establish goals and grant Awards under the Plan, to adopt, amend, and rescind such rules, regulations and procedures as it deems necessary or desirable to administer the Plan, to interpret the provisions of the Plan, and to make all other determinations necessary in connection with the administration of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding. No member of the Committee shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award granted under the Plan.

3. Participants. The participants are designated executive officers that are in a position to contribute to the long term success of the organization. Each calendar year, the Committee shall designate those executive officers who shall participate in the Plan for that Plan Year (“Participant”).

4. Awards. A Participant’s Award shall be determined based upon the attainment of written performance goals approved by the Committee. The performance goals shall be based upon criteria which may or may not be objective. In the event that performance goals are not designated by the Committee the following performance goals shall be in effect:

a.	Economic Profit Target based on achieving goals account for 70% of the goal, including

(i) Net Income to budget weighted at 50% of maximum bonus;

(ii) Total Average Assets at 5%;

(iii) Return on Average Assets at 5%;

(iv) Return on Average Equity at 5%; and

(v) Efficiency Ratio at 5%.

b.	The non-economic component shall constitute the remaining 30% and shall be based on individual strategic goals determined for each individual Participant.

The Committee may recommend adjustments to the above measurements and weighting based upon individual circumstances which it believes warrant such adjustments.

The maximum Award which may be earned by a Participant shall also be determined and, to the extent possible, communicated to the Participant by the Committee prior to the Plan Year.

5. Payment of Awards. All payments under this Plan shall be made as soon as possible after the completion of the plan year.

6. Clawback. In the event that Corporation or the Bank is required to prepare an accounting restatement because of the material noncompliance of the Corporation or Bank with any financial reporting requirement and if within the previous three years a Participant received an Award based upon the erroneous data, the Participant shall return and refund to the Bank the excess of what would have been paid to the Participant under the accounting restatement. In the event that the Corporation or the Bank is required to prepare an accounting restatement because of a Participant’s misconduct or fraudulent activity, then the Participant shall return and refund to the Bank the entire Award received based upon the erroneous data.

7. Termination of Employment. In the event that a Participant’s employment is terminated prior to December 31st of the year in which an award is earned, he shall not be eligible to receive an Award under this Plan. You must be employed by the Bank on December 31st to receive an Award. In the event that a Participant is terminated as a result of being convicted of a crime, for dishonesty or gross negligence, for breach of fiduciary duty, for fraud or misappropriation, or for a violation of any law, rule, or regulation governing banks or bank officers, then the Participant shall not be entitled to any Award under this Plan and all of the Participant’s rights under this Plan shall terminated immediately.

8. Effect on Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Corporation or Bank, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Corporation or Bank.

10. Section 409A of the Internal Revenue Code. Any payments made pursuant to this Agreement, to the extent of payments made through March 15th of the calendar year, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4). The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Should Section 409A apply to this Plan any term not specifically defined shall have the meaning set forth in Section 409A.

11. Applicable Law. The Plan shall be construed, administered, regulated, and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Bank.

ATTEST	PEOPLES NEIGHBORHOOD BANK

/s/ Alan Dakey
Alan Dakey President and Chief Executive Officer